Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-279108

Prospectus Supplement No. 8

(To Prospectus dated September 23, 2024)

Lotus Technology Inc.

15,037,030 AMERICAN DEPOSITARY SHARES UNDERLYING WARRANTS,

680,957,495 AMERICAN DEPOSITARY SHARES AND

5,486,784 WARRANTS TO PURCHASE ORDINARY SHARES

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated September 23, 2024 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-279108), as amended and supplemented, with the information contained in our Current Report on Form 6-K, furnished with the Securities and Exchange Commission on January 14, 2025. The Prospectus relates to (i) the issuance by Lotus Technology Inc. of up to 15,037,030 Ordinary Shares upon exercise of the Warrants, and (ii) the offer and resale from time to time by the selling securityholders identified in the Prospectus or their pledgees, donees, transferees, assignees or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) of up to (a) 680,957,495 Ordinary Shares (including 5,486,784 Ordinary Shares issuable upon the exercise of the Sponsor Warrants), and (b) up to 5,486,784 Sponsor Warrants.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our ADSs and Warrants are listed on the Nasdaq Stock Market LLC, or Nasdaq, under the trading symbols “LOT” and “LOTWW,” respectively. On January 13, 2025, the closing price of our ADSs on Nasdaq was $3.34 per share, and the closing price of our Warrants on Nasdaq was $0.2116 per warrant.

We may further amend or supplement the Prospectus and this prospectus supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this prospectus supplement and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 17 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is January 15, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of January 2025

Commission File Number: 001-41970

Lotus Technology Inc.

(Translation of registrant’s name into English)

No. 800 Century Avenue

Pudong District, Shanghai, People’s Republic of China

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒      Form 40-F ☐

EXHIBIT INDEX

Exhibit No.	Description
99.1	Lotus Technology Announces Preliminary Delivery Results of 2024

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Lotus Technology Inc.

	By	:	/s/ Alexious Kuen Long Lee
	Name	:	Alexious Kuen Long Lee
	Title	:	Director and Chief Financial Officer

Date: January 14, 2025

Exhibit 99.1

Lotus Technology Announces Preliminary Delivery Results of 2024

New York – January 14, 2025 – Lotus Technology Inc. (“Lotus” or the “Company”), a leading global intelligent and luxury mobility provider, today announced its preliminary vehicle delivery results for the full year of 2024.

Lotus delivered 12,065 vehicles1 in 2024, representing a year-on-year increase of over 70% and boasting the top growth rate among leading luxury brands2. China contributed approximately 25% of the total global deliveries in 2024.

In 2025, the Company aims to increase global deliveries by 20% with a 25-28% contribution from China. Lotus also successfully reclaimed the proprietary rights of the LOTUS roundel, LOTUS word mark and the Chinese character of Lotus ("莲花") in China, achieving consistency in terms of its trademark across the world.

Note 1: Invoiced deliveries, including commissioned deliveries in the US market. The vehicle delivery numbers presented above are derived from reports submitted by our business units. These numbers may differ slightly from the vehicle delivery numbers recorded in the financial accounting and reporting systems announced or to be announced by the Company.

Note 2: Including Ferrari, Porsche, Aston Martin, Bentley, Rolls Royce, McLaren.

About Lotus Technology Inc.

Lotus Technology Inc. has operations across the UK, the EU and China. The Company is dedicated to delivering luxury lifestyle battery electric vehicles, with a focus on world-class R&D in next-generation automobility technologies such as electrification, digitalisation and more. For more information about Lotus Technology Inc., please visit www.group-lotus.com.

Forward-Looking Statements

This press release contains statements that may constitute “forward-looking” statements pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, “potential”, “forecast”, “plan”, “seek”, “future”, “propose” or “continue”, or the negatives of these terms or variations of them or similar terminology although not all forward-looking statements contain such terminology. Forward-looking statements involve inherent risks and uncertainties, including those identified under the heading “Risk Factors” in the Company’s filings with the U.S. Securities and Exchange Commission. All information provided in this press release is as of the date of this press release, and Lotus Tech undertakes no obligation to update any forward-looking statement, except as required under applicable law.

Contact Information

For investor inquiries

ir@group-lotus.com